EXHIBIT 99.1

From: Leigh M. Rothschild

To: Robert Rodriguez; Rafael Diaz-Balart

Sent: Tuesday, January 30, 2007 11:33 PM

Subject: resignation

Bob and Rafael,

After careful deliberation and upon advice of counsel I am attaching my resignation from the Board of our company. I do so quite regretfully as I very much enjoyed working with you both on this enterprise.

I was hoping that the company and the trust would iron out their differences and settle the seriously past due debt owed to the Trust. However, it does not seem like this is occurring or will occur in the short term. My attorneys tell me that as one of the beneficiaries of the Trust my interests could be perceived to be, or may be adverse to the company. I thus do not feel it would be fair to the company to continue on as a Board Member.

I remain committed to helping you both in any way I can to solve your current and future company problems, and very much would like to work with you both if the company remains viable.

Since I will not be attending the Board meeting, I would be happy to set up a meeting with myself and the Trust's attorneys should you think that would be helpful in solving your current problems.

I also would like to take you and Rafael up on your offer for a purely social dinner whenever you both have the opportunity.

My best always,

/s/ Leigh

Leigh M. Rothschild

Leigh M. Rothschild
exnet@usinternet.com
19333 Collins Avenue Penthouse 2501
Sunny Isles Beach, FL 33160
Mobile: 954.328.1931

January 30, 2007

Mr. Rafael Diaz- Balart
Chairman
Connected Media Technologies, Inc.
80 West 8th Street
Suite 2230
Miami, Florida 33130

Rafael,

I hereby resign as a Board Member for Connected Media Technologies, Inc. effective immediately.

Thank you for your attention to this matter.

Sincerely,

/s/ Leigh M. Rothschild
Leigh M. Rothschild